Exhibit 23.5

Consent of AEC Consulting, LLC

We hereby consent to the use of our firm’s name, AEC Consulting, LLC, in the Registration Statement on Form S-1 of Tabula Rasa HealthCare, Inc. (the “Company”) in connection with the registration of shares of the Company’s common stock, and any amendments thereto, including the prospectus contained therein (the “Registration Statement”), to the inclusion of quotations or summaries of or references in the Registration Statement to information contained in the report prepared for and supplied to the Company by AEC Consulting, LLC, and to being named as an expert in the Registration Statement (and being included in the caption “Experts” in the Registration Statement). AEC Consulting, LLC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

We further wish to advise that AEC Consulting, LLC was not employed on a contingent basis at the time of preparation of our report, and is not at present, and that neither AEC Consulting, LLC nor any of its employees had or now has a substantial interest in the Company or any of its subsidiaries or affiliates.

AEC CONSULTING, LLC

By:	/s/ David Reyes
Name: David Reyes
Title: Principal

November 4, 2015